Exhibit   10.6

SPONSORED RESEARCH AGREEMENT

THIS AGREEMENT, effective this 15 day of May 2006, by and between Apro Bio Pharmaceutical Corporation, a Utah Corporation, having a principal office at 5820 Tolcate Woods Lane. Salt Lake City, Utah 84121 (hereinafter referred to as "Sponsor"), and THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, contracting for and on behalf of the University of Colorado at Denver and Health Sciences Center, a public educational institution of the State of Colorado (hereinafter referred to as "University").

WITNESSETH:
WHEREAS, the Sponsor. simultaneously with this Agreement, has executed an Exclusive License Agreement with the Regents of the University of Colorado for certain Patent Rights to be exploited in the field of use relative to the scope of work described in the attached Appendix A of this Agreement (the "License Agreement")

WHEREAS, the Sponsor desires research services in accordance with the scope of work described in the attached Appendix A of this Agreement; and

WHEREAS, the performance of such research services is consistent and compatible with and beneficial to the academic role and mission of the University as an institution of higher education.

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto expressly agree as follows:

Article 1 - Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

1.1
"Project" shall mean the research services to be performed under this Agreement as described in Appendix A hereof, under the direction and supervision of University's Principal Investigator (hereinafter called the "PI").

1.2	"Equipment" is defined as any tangible item of property with a unit cost of $5,000 or more and an expected useful life of one year or more.

1.3
"University Intellectual Property" shall mean individually and collectively all inventions, improvements, and discoveries, which are conceived and/or made in the performance of Project solely by one or more University personnel.

1.4
The term "Know-how" shall mean all unpatented and unpatentable technical information, trade secrets, devices, models, things, know-how, methods, documents, materials, and all other confidential information related to the Project which was developed by the Pl.

Article 2 - Research work

2.1
University will use its reasonable best efforts to conduct the Project in accordance with the terms and conditions of this Agreement, and will furnish the facilities necessary to carry out the Project.

2.2	The Project will be carried out under the direction and supervision of Leland Shapiro, M. D., the University designated Pl.

2.3	University does not guarantee specific results, and the Project will be conducted only on reasonable best efforts basis.

2.4
University will keep accurate financial and scientific records relating to the Project and will make records available to Sponsor or its authorized representative throughout the Term of the Agreement during normal business hours upon reasonable notice.

Article 3 - Agreement Duration

3.1
This agreement shall become effective on April 17 , 2006 and shall terminate on April 16. 2009, unless a subsequent time extension, supplement, addition, continuation or renewal is mutually agreed upon in writing between the parties.

Article 4 - Compensation

4.1
This is a fixed price Agreement. As consideration for the performance by University of its obligations under this Agreement, and subject to Paragraphs 4.2, 4.3 and 16.1, Sponsor agrees to pay University a fixed-price total of One million Ninety Seven Thousand Four Hundred Sixty Dollars, ($1,097,460) Dollars, ($1,097,460) in accordance with the budget described in the attached Appendix A of this Agreement. Sponsor shall remit not less than Eighty Thousand Dollars ($80,000) of the total contract price within seven (7) days after the execution by both parties of this Agreement. The remaining amount of the contract price due under this Agreement shall be paid in increments upon receipt of invoices from University issued as prescribed in Appendix B for the duration of the period of performance. Invoices are due and payable within thirty (30) days.

4.2
If this Agreement is terminated for any reason by Sponsor under Paragraph 16.1, Sponsor shall, up to a maximum of the amount stated in Paragraph 4.1 hereof, reimburse University for the total actual and reasonable costs incurred by University for the Project through the date of termination, including those costs necessary to implement the early termination of this Agreement and costs incurred by University as a result of non-cancelable obligations which may extend beyond the date of such termination.

4.3
If this Agreement is terminated for any reason by University under Paragraph 16.1, Sponsor shall, subject to the provision hereafter and Paragraph 8, reimburse University for those actual and reasonable costs in Appendix A incurred by University for the Project through the date of termination; provided that in no event shall such costs exceed the amount stated in Paragraph 4.1 hereof and such costs shall not include any charges or expenses incurred to implement the early termination or as a result of non-cancelable obligations of the University which may extend beyond the date of such termination.

4.4	All payment checks shall be made payable to University of Colorado Health Sciences Center. The Tax I.D. Number is 84-6000555. All payment checks shall be forwarded to the following address:

University of Colorado at Denver and Health Sciences Center
Grants and Contracts, #0604-108-LS
F428, P.O. Box 238
Denver, Colorado 80291-0238

Article 5 - Reporting Requirements

5.1	University will provide reports on the progress of Project in accordance with the following schedule:

Progress reports	Six months from effective date of this Agreement and annually thereafter.

Final report	Within 90 days of the termination of this Agreement

Article 5 - Reporting Requirements

5.1	The progress reports will indicate the work completed, the work to be performed during the next reporting period, any problems encountered and the proposed solution for each problem. The PI shall meet with the Sponsor at the University from time to time during the course of the Project to review progress and future activities.

Article 6 - Publications and Academic Rights

6.1
Sponsor recognizes that because University is a public institution of higher education and engages only in research that is compatible with its academic role and mission, the results of University research must be publishable. Sponsor agrees that University personnel engaged in Project shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication to a journal, editor, or other third party not less than thirty days prior to the submission of such proposed publication.

6.2
University shall own all right, title and interest in and to any and all copyrights or copyrightable material, including software programs, first produced, composed, or fixed in any tangible medium of expression in the performance of work under this Agreement, and University shall have the sole right to determine the disposition of all or any thereof.

Article 7 - Confidential Information

7.1.
The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other ("Confidential Information"). Each party will use reasonable efforts to prevent the disclosure of the other party's Confidential Information to third parties for a period of five (5) years from receipt thereof, provided that the recipient party's obligation hereunder shall not apply to information that:

a.	is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty (30) days of disclosure;

b.	is already in recipient party's possession at the time of disclosure thereof;

c.	is or later becomes part of the public domain through no fault of recipient party;

d.	is received from a third party having no obligations of confidentiality to disclosing party;

e.	is independently developed by the recipient party; or

f.	is required by law or regulation to be disclosed.

7.2
In the event that information is required to be disclosed pursuant to subsection (f), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

7.3
Confidential Information shall be clearly marked by the disclosing party with the legend, "CONFIDENTIAL INFORMATION" or another appropriate proprietary legend. If disclosed orally, the employee(s) making the disclosure shall be responsible for clearly informing the recipient's employee(s), in writing within thirty (30) days, of the confidentiality of the information disclosed.

Article 8 — Patents, Improvements and Inventions

8.1
Unless otherwise agreed to between the parties in the License Agreement between University and Sponsor dated April , 2006 ("License Agreement"), which agreement and its terms and conditions shall supercede any provisions to the contrary herein, all rights and title to University Intellectual Property and Know-How under Project shall belong to University which shall have the right, if it so chooses, to proceed at its expense to obtain patent protection to all inventions and discoveries arising therefrom.

8.2
In the event that University develops any improvements to the inventions claimed in the Patent Rights or to any other preexisting patent application or patent that is dominated by the Patent Rights in the License Agreement, then each such improvement or addition will be considered part of the License Agreement for no additional consideration.

8.3
Unless otherwise agreed to between the parties in the License Agreement, which agreement and its terms and conditions shall supercede any provisions to the contrary herein, subject to University obligations, if any, to the Federal Government arising from use of Federally supplied funds or equipment in the Project, and provided that Leland Shapiro is at the time obligated to assign intellectual property to University, in the event that during the term of this Agreement Leland Shapiro or anybody working in a laboratory under the supervision or direction of Leland Shapiro, makes any invention in the Field of Use of the License Agreement, the practice of which would not require the practice of an invention claimed in or covered by the Licensed Patent Rights ("Independent Invention"), then University hereby grants to Sponsor, without option fee other than the consideration of the research sponsored herein and the reimbursement of Institution for all patent expenses incurred for the subject Invention prior to and during the option period and appertaining license negotiation period, an option to acquire an exclusive, worldwide, royalty-bearing license of University's rights to any Independent Invention, which option shall extend for ninety (90) days after Sponsor's receipt of the Independent Invention disclosure. If Sponsor notifies University in writing of its exercise of the option within the option period, then the parties shall proceed in good faith to negotiate a license agreement within sixty (60) days after notification of exercise. If Sponsor does not exercise this option, or notifies University that it will not exercise this option, or the parties fail to sign a license agreement within said sixty (60) day negotiation period, then Sponsor's option to University's rights in the subject Independent Invention shall terminate.

8.4
The parties mutually acknowledge that the United States government, as a matter of statutory right under Code of Federal Regulations, 37 CFR, Part 401, "Rights to Inventions Made by Non-Profit Organizations and Small Business Firms Under Government Grants, Contracts and Cooperative Agreements", holds or may hold a non-exclusive license and certain other rights under patents on inventions made as a consequence of research whose funding includes funds supplied by the United States government. In the event that the United States government has such rights or in the future is found to have such rights with respect to all or any new inventions or discoveries, any license contemplated or granted under this Agreement, even if termed "exclusive" license, shall be understood to be subject to the rights of the United States government, without any effect on the parties' remaining obligations, as set forth in the license or in this Agreement.

8.5
Unless otherwise agreed to between the parties in the License Agreement, which agreement and its terms and conditions shall supercede any provisions to the contrary herein, nothing in Article 8 shall be construed as granting Sponsor expressly, by implication, or estoppel any rights or licenses to use inventions, improvements or discoveries not conceived and/or made in the performance of the Project, or under any patents not falling under the definition of University Intellectual property including patents, inventions and discoveries which may dominate University Intellectual Property and which may be owned or controlled by the Regents of the University of Colorado, the University Technology Corporation or any entity related thereto.

Article 9 - Liability, Indemnification, and Insurance

9.1	University hereto agrees to be responsible and assume liability for its own wrongful or negligent acts or omissions, or those of its officers, agents or employees to the full extent allowed by law.

9.2
Notwithstanding any other provision of this Agreement to the contrary, no term or condition of this Agreement shall be construed or interpreted as a waiver, either express or implied, of any of the immunities, rights, benefits or protection provided to the Regents under governmental immunity laws from time to time applicable to the Regents, including, without limitation, the Colorado Governmental Immunity Act (CRS Section 24-10-101 through 24-10-120).

9.3
Sponsor shall indemnify, save and hold harmless University, its employees and agents, against any and all claims, damages, liability and court awards including costs, expenses, and attorney fees incurred as a result of any act or omission by the Sponsor, or its employees, agents, Subcontractors, or assignees pursuant to the terms of this Agreement.

9.4
Each party warrants and represents that it has adequate liability insurance for the protection of itself and its officers, employees, and agents, while acting within the scope of their employment by the party.

9.5
No liability hereunder shall result to a party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party, including,   without limitation, acts of God, fire, flood, war, civil unrest, or shortage of or inability to obtain material or equipment.

Article 10 - Equipment

10.1	All equipment purchased by University under the terms of this Agreement shall become the property of University upon acquisition.

Article 11 - Independent Contractor

11.1
In the performance of all services hereunder, neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

Article 12 - Compliance with Laws

12.1
Each party agrees that it will comply with all applicable federal, state and local laws, codes, regulations, rules and orders in the performance and direction of the work contemplated under this Agreement.

Article 13 - Governing Law

13.1
This Agreement shall be governed and construed in accordance with the laws of the State of Colorado and any and all disputes arising hereunder shall be resolved in the courts of the State of Colorado; provided, however, that any patent question or controversy shall be resolved in the courts having jurisdiction over the patent or patents in question and in accordance with the laws applicable to such patent or patents.

Article 14 - Assignment

14.1
Neither party shall assign or transfer any interest in this Agreement, nor assign any claims for money due or to become due during this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Sponsor will not breach this agreement if it assigns this agreement to a successor in interest or assignee of all the business or assets of the Sponsor to which this agreement pertains.

Article 15 - Use of Name

15.1
Each party agrees not to include the name or any logotypes or symbols of the other party or the names of any researchers at such institutions in any advertising, sales promotion or other publicity matter without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed. However, nothing in this Article or elsewhere in this Agreement is intended to restrict either party from disclosing the existence, nature, Project title, name of Sponsor and any additional matters required by law to be disclosed, or from including those items of information in the routine reporting of its activities.

Article 16 - Term and Termination

16.1
This Agreement may be terminated by either party upon written notice delivered to the other party at least sixty (60) days prior to the intended date of termination, provided however, that the Sponsor may not terminate this Agreement while the License Agreement is in effect. Termination of this Agreement, however effectuated, shall not release the parties from their rights and obligations under Articles 4, 6, 7, 8, 9 and 15. Either party shall have the right, at its option, to cancel and terminate this Agreement in the event that the other party shall become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business which have not been dismissed within sixty (60) days of the filing date or in the event that the other party shall discontinue its business for any reason.

16.2
The failure of Sponsor to make the required payments to the University as outlined in Article 4, within fourteen (14) calendar days after written notice of such failure to pay shall constitute a default of this Agreement by Sponsor. A default by Sponsor shall relieve the University, at its choice, of any and all of its obligations or duties under this Agreement and shall also divest Sponsor of all of its rights under this Agreement. However, Sponsor default of this Agreement shall not relieve Sponsor of all its obligations under and throughout the term of this Agreement, including but not limited to its obligations to pay the University. By exercising its rights under this default provision, the University does not waive any rights it may have to pursue and collect the entire unpaid monies owed to the University by Sponsor under this Agreement. Furthermore, should the University prevail in its pursuit of unpaid monies from Sponsor, the parties agree that Sponsor will be responsible for all of the University's reasonable attorney fees, collection costs, and court fees associated with pursuing such action.

Article 17 - Changes, Modifications, and Amendments

17.1
This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof. Neither party shall be bound by any agreement, covenants or warranties made by its agents or employees, or any other persons, either oral or written, unless such agreements, covenants and warranties shall be reduced to writing and signed by the authorized officer of such party and shall expressly refer to this Research Agreement. The failure of either of the parties at any time or times to require performance by the other of any provisions hereofshall in no manner affect the right of the first-mentioned party thereafter to enforce the same. The waiver by either of the parties of any breach of any provision hereof shall never be construed to be a waiver of any succeeding breach of such provision or a waiver of the provisions itself.

17.2
If any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain in full force and effect. Either party may request that a provision otherwise void or unenforceable be reformedso as to be valid and enforceable to the maximum extent permitted by law.

Article 18 - Notices

18.1
Notice hereunder shall be deemed sufficient if given by registered mail, postage prepaid, and addressed to the Party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing. Notices shall be deemed to have been given upon receipt or, if mailed by registered mail, within five days after the mailing date.

For the University: Original to:	Leland Shapiro Campus Box B168 Biomedical Research Building, Room 401 S/M Infectious Diseases Division 4200 E. 9th Avenue Denver, CO 80262 (Phone) 303-315-3558
Copy to:	Pamela Jones, Ph.D, Director Office of Contracts and Grants Fitzsimons Building 500 Mail Stop F-428 P.O. Box 6508 Aurora, CO 80045-0508 (Phone) (303) 724-0090

For Sponsor: Original to: Copy to:

David Olson
Chief Executive Officer 5820 Tolcate Woods Lane Salt lake City, Utah 84121 (Phone) 720-493-4601

Mark N. Schneider, Esq.
4764 South 900 East, Suite 3-C Salt Lake City, Utah 84117 (Phone) (801) 263-3576

Article 19 - Order of Precedence

19.1	In the event of any inconsistency between this Agreement and any other attachments or documents, this Agreement shall control.

INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

APRO BIO PHARMACEUTICAL CORPORATION	THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, contracting for and on behalf of the University of Colorado Health Sciences Center

By:	/s/ David C. Olson	By:	/s/ Harlan L. Ray
Name:	David C. Olson	Name:	Harlan L. Ray
Title:	CEO	Title:	Contracts Manager Grants and Contracts
Date:	5/15/06	Date:	5/11/06

Principal Investigator
		By:	/s/ Leland Shapiro, M.D
		Name:	Leland Shapiro, M.D
		Title:	Associate Professor of Medicine
		Date:	4/27/2006

APPENDIX A

YEAR 1

A. ANTHRAX
Mouse anthrax toxin experiments:
Reagents (mice, anthrax toxin, experimental materials)	50,000
In Vitro experiments at Shapiro laboratory:
Salary support (1 technician)	75,000
Salary support (part time technical assistance)	5,000
Principal Investigator (Dr. Shapiro)- 20% time	30,000

Materials for in vitro experiments:
-Cells: mouse Raw 264.7 cells, human U937 cells,	10,000
Human peripheral blood mononuclear cells (PBMC),
human fibroblasts
-ELISA and Electrochemiluminescence assays for interleukin (IL)-1, IL-6,	25,000
IL-8, IL-10, IL-18, Tumor necrosis factor (TNF), IL-1 receptor antagonist.
-Miscellaneous materials (plasticware, tissue culture medium components)	10,000

Equipment:
-ELISA plate washer	6,000

B. BACTERIAL PNEUMONIA

Salary Support (1 technician)	50,000
Cell lines + primary respiratory epithelia cells derived from	20,000
Patients undergoing bronchoscopy
Gram negative rod bacteria + bacterial culture/quantification materials	10,000

C. MYCOBACTERIA
Mycobacterium culture materials + quantification plates	15,000
Assays to detect cytotoxicity, cytokine production	15,000
Reagents, including AAT and synthetic mimics, cell culture medium	5,000
Total direct costs	326,000
Indirect costs (26% of direct costs)	84,760

GRAND TOTAL	410,760

YEAR 2
These will represent continuations of the above projects with scaling back of the anthrax project

A. ANTHRAX

US Dollars
In Vitro experiments at Shapiro laboratory:
Salary support (1 technician)	75,000
Salary support (part time technical assistance)	35,000
Principal Investigator (Dr. Shapiro) - 20% time	30,000

Materials:
-ELISA and Electrochemiluminescence assays for interleukin (IL)-1, IL-6,	30,000
IL-8, IL-10, IL-18, Tumor necrosis factor (TNF), IL-1 receptor antagonist.
-Miscellaneous materials (plasticware, tissue culture medium components)	20,000
-Alpha-l-antitrypsin (clinical grade)	10,000

Equipment:
-PCR Machine	10,000

B. BACTERIAL PNEUMONIA

Salary Support (1 technician)	50,000

Cell lines + materials + primary respiratory epithelia cells	20,000

C. MYCOBACTERIA (typical + atypical)

Salary support + materials costs	10,000

Total direct costs	290,000
Indirect costs (26% of direct costs)	75,400

GRAND TOTAL	365,400

YEAR 3

A. ANTHRAX
US Dollars
In Vitro experiments at Shapiro laboratory:
Salary support (1 technician)	75,000
Salary support (part time technical assistance)	35,000
Principal Investigator (Dr. Shapiro) - 20% time	30,000

Materials:
-ELISA and Electrochemiluminescence assays for interleukin (IL)-1, IL-6,	20,000
-IL-8, IL-10, IL-18, Tumor necrosis factor (TNF), IL-1 receptor antagonist.
-Miscellaneous materials (plasticware, tissue culture medium components)	25,000
-Alpha-1-antitrypsin (clinical grade)	10,000

Equipment:
—70°C Freezer	10,000

B. BACTERIAL PNEUMONIA

Salary Support (1 technician) + materials	50,000

Total direct costs	255,000
Indirect costs (26% of direct costs)	66,300
GRAND TOTAL	321,300

Total 3 year budget    1,097,460

Location of studies: all studies will be performed at UCHSC.

APPENDIX B

Year 1 - $410,760

1.    $80,000 within 7 days of execution of this Agreement.

2.    $200,000 on or before July 1, 2008, changed to Sept. 15, 2006 (DO) (HLR) (DNA)

3.    $130,760 on or before October 1, 2006, changed to December 15, 2006

            Year 2- $365,400    Year 2 payments shall be moved back two months (HLR)
1.         $95,000 on or before January 1, 2007

2.         $90,000 on or before April 1, 2007

3.         $90,000 on or before July 1, 2007

4.         $90,400 on or before October1, 2007

            Year 3 payments shall be moved back two months. (HLR)    Year 3- $321,300

1.         $80,000 on or before January 1, 2008

2.         $80,000 on or before April 1, 2008

3.         $80,000 on or before July 1, 2008

4.         $81,300 on or before October1, 2008

Invoices to be issued 30 days prior to payment due dates.

AMENDMENT TO SPONSORED RESEARCH AGREEMENT

This Amendment made this 8th day of  January, 2009 by and between the Regents of the University of Colorado, a body corporate, for and on behalf of the University of Colorado Health Sciences Center, hereinafter referred to as “Institution”, and Apro Bio Pharmaceutical Corporation, a Utah Corporation, having a principal office at 5350 South Roslyn St. Ste 400, Greenwood Village, CO 80111, hereinafter referred to as “Sponsor”.

WHEREAS, the parties hereto previously entered into a contract dated May 15, 2006, executed on May 15, 2006 for services to be performed by Dr. Leland Shapiro, Principal Investigator on behalf of the Institution, and;

NOW THEREFORE, it is desired to amend the contract as follows:

APENDIX B

Year 3- $321,300

  1. $80,000 on or before April 1, 2009

  2. $80,000 on or before July 1, 2009

  3. $80,000 on or before October 1, 2009

  4. $81,300 on or before January 1, 2010

Invoices to be issued 30 days prior to payment due dates.

All other terms and conditions of said Agreement shall remain in full force and effect.

Executed this 8th day of January, 2009.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment below:

INSTITUTION:	SPONSOR:
Regents of the University of Colorado,	Apro Bio Pharmaceuticals Corporation
a body corporate, for and on behalf of
the University of Colorado Health Sciences Center

By: /s/ Harlan L. Ray	By: /s/ Vicki D.E. Barone
UCDHSC Grants and Contracts	Vicki D.E. Barone
Harlan L. Ray	Chair
Contracts Manager
Grants and Contracts